MORGAN STANLEY DEAN WITTER CREDIT CORPORATION

Officer's Certificate

Pursuant to the Servicing Agreement between Morgan Stanley Dean Witter Credit Corporation, formerly known as NOVUS Financial Corporation, as seller and servicer (referred to herein in such capacity as the "Servicer", and Norwest Funding, Inc., as Owner, the undersigned, hereby states that:

     (1) A review of the activities of the Servicer and of its performance under the Servicing Agreement during the calendar year ended December 31, 1999, has been made under my supervision; and

     (2) To the best of my knowledge, based on such review, the Servicer has fulfilled all its obligations under the Agreement throughout such period.

MORGAN STANLEY DEAN WITTER CREDIT CORPORATION


By
R L. Vipham

Vice President
Title

Dated as of December 31, 1999

By
J.L. Reading

Senior Vice President
Title

Dated as of December 31, 1999

2500 Lake Cook Road. 3 West. Riverwoods. Illinois 60015